ADMINISTRATION, ACCOUNTING AND TRANSFER AGENCY AGREEMENT


         AGREEMENT dated as of February 28, 1997 by and between Schwartz Investment Trust (the "Trust"), an Ohio business trust, and Countrywide Fund Services, Inc. ("Countrywide"), an Ohio corporation.

         WHEREAS, the Trust is an investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

         WHEREAS, the Trust wishes to employ the services of Countrywide to serve as its administrative agent, accounting and pricing agent and transfer and dividend disbursing agent; and

         WHEREAS, Countrywide wishes to provide such services under the conditions set forth below:

         NOW, THEREFORE, in consideration of the premises and mutual covenants herein in this Agreement, the Trust and Countrywide agree as follows:

         1.       APPOINTMENT.

                  The Trust hereby appoints and employs Countrywide as agent to perform those services described in this Agreement for the Trust. Countrywide shall act under such appointment and perform the obligations thereof upon the terms and conditions hereinafter set forth.

         2.       DOCUMENTATION.

                  The Trust will furnish from time to time the following documents:

         A. Each resolution of the Board of Trustees of the Trust authorizing the original issue of its shares;

         B. Each Registration Statement filed with the Securities and Exchange Commission (the "SEC") and amendments thereof;

         C. A certified copy of each amendment to the Agreement and Declaration of Trust and the Bylaws of the Trust;

         D. Certified copies of each resolution of the Board of Trustees authorizing officers to give instructions to Countrywide;

         E. Specimens of all new forms of share certificates accompanied by Board of Trustees' resolutions approving such forms;

         F. Such other certificates, documents or opinions which Countrywide may, in its discretion, deem necessary or appropriate in the proper performance of its duties;

         G. Copies of all Underwriting and Dealer Agreements in effect;

         H.       Copies of all Investment Advisory Agreements in effect;
                  and

         I. Copies of all documents relating to special investment or withdrawal plans which are offered or may be offered in the future by the Trust and for which Countrywide is to act as plan agent.

         3.       TRUST ADMINISTRATION.

                  Subject to the direction and control of the Trustees and the Trust, Countrywide shall supervise the Trust's business affairs not otherwise supervised by other agents of the Trust. To the extent not otherwise the primary responsibility of, or provided by, other agents of the Trust, Countrywide shall supply (i) office facilities, (ii) internal auditing and regulatory services, and (iii) executive and administrative services. Countrywide shall coordinate the preparation of (i) reports to shareholders of the Trust, (ii) reports to and filings with the SEC and state securities authorities including preliminary and definitive proxy materials, post-effective amendments to the Trust's registration statement, and the Trust's Form N-SAR, and (iii) necessary materials for Board of Trustees' meetings unless prepared by other parties under agreement with the Trust. Countrywide shall also supervise the preparation of all federal, state and local tax returns of the Trust required by applicable law. Countrywide shall provide personnel to serve as officers of the Trust if so elected by the Board of Trustees; provided, however, that the Trust shall reimburse Countrywide for the reasonable out-of-pocket expenses incurred by such personnel in attending Board of Trustees' meetings and shareholders' meetings of the Trust.

         4.       CALCULATION OF NET ASSET VALUE.

                  Countrywide will maintain and keep current the general ledger for each series of the Trust, recording all income and expenses, capital share activity and security transactions of the Trust. Countrywide will calculate the net asset value of each series of the Trust and the per share net asset value of each series of the Trust, in accordance with the Trust's current prospectus and statement of additional information, once daily as of the time selected by the Trust's Board of Trustees. Countrywide will prepare and maintain a daily valuation of all securities and other assets of the Trust in accordance with instructions from a designated officer of the Trust or its investment adviser and in the manner set forth in the Trust's current prospectus and statement of additional information. In valuing securities of the Trust, Countrywide may contract with, and rely upon market quotations provided by, outside services.

         5.       PAYMENT OF TRUST EXPENSES.

                  Countrywide shall process each request received from the Trust or its authorized agents for payment of the Trust's expenses. Upon receipt of written instructions signed by an officer or other authorized agent of the Trust, Countrywide shall prepare checks in the appropriate amounts which shall be signed by an authorized officer of Countrywide and mailed to the appropriate party.

         6.       COUNTRYWIDE TO RECORD SHARES.

                  Countrywide shall record the issuance of shares of the Trust and maintain pursuant to applicable rules of the SEC a record of the total number of shares of the Trust which are authorized, issued and outstanding, based upon data provided to it by the Trust. Countrywide shall also provide the Trust on a regular basis or upon reasonable request the total number of shares which are authorized, issued and outstanding, but shall have no obligation when recording the issuance of the Trust's shares, except as otherwise set forth herein, to monitor the issuance of such shares or to take cognizance of any laws relating to the issue or sale of such shares, which functions shall be the sole responsibility of the Trust.

         7.       COUNTRYWIDE TO VALIDATE TRANSFERS.

                  Upon receipt of a proper request for transfer and upon surrender to Countrywide of certificates, if any, in proper form for transfer, Countrywide shall approve such transfer and shall take all necessary steps to effectuate the transfer as indicated in the transfer request. Upon approval of the transfer, Countrywide shall notify the Trust in writing of each such transaction and shall make appropriate entries on the shareholder records maintained by Countrywide.

         8.       SHARE CERTIFICATES.

                  If the Trust authorizes the issuance of share certificates and an investor requests a share certificate, Countrywide will countersign and mail, by insured first class mail, a share certificate to the investor at his address as set forth on the transfer books of the Trust, subject to any other instructions for delivery of certificates representing newly purchased shares and subject to the limitation that no certificates representing newly purchased shares shall be mailed to the investor until the cash purchase price of such shares has been collected and credited to the account of the Trust maintained by the Custodian. The Trust shall supply Countrywide with a sufficient supply of blank share certificates and from time to time shall renew such supply upon request of Countrywide. Such blank share certificates shall be properly signed, manually or, if authorized by the Trust, by facsimile; and notwithstanding the death, resignation or removal of any officers of the Trust authorized to sign share certificates, Countrywide may continue to countersign certificates which bear the manual or facsimile signature of such officer until otherwise directed by the Trust. In case of the alleged loss or destruction of any share certificate, no new certificates shall be issued in lieu thereof, unless there shall first be furnished an appropriate bond satisfactory to Countrywide and the Trust, and issued by a surety company satisfactory to Countrywide and the Trust.

         9.       RECEIPT OF FUNDS.

                  Upon receipt of any check or other instrument drawn or endorsed to it as agent for, or identified as being for the account of, the Trust or the principal underwriter of the Trust (the "Underwriter"), Countrywide shall stamp the check or instrument with the date of receipt, determine the amount thereof due the Trust and shall forthwith process the same for collection. Upon receipt of notification of receipt of funds eligible for share purchases in accordance with the Trust's then current prospectus and statement of additional information, Countrywide shall notify the Trust, at the close of each business day, in writing of the amount of said funds credited to the Trust and deposited in its account with the Custodian.

         10.      PURCHASE ORDERS.

                  Upon receipt of an order for the purchase of shares of the Trust, accompanied by sufficient information to enable Countrywide to establish a shareholder account, Countrywide shall, as of the next determination of net asset value after receipt of such order in accordance with the Trust's then current prospectus and statement of additional information, compute the number of shares due to the shareholder, credit the share account of the shareholder, subject to collection of the funds, with the number of shares so purchased, shall notify the Trust in writing or by computer report at the close of each business day of such transactions and shall mail to the shareholder and/or dealer of record a notice of such credit when requested to do so by the Trust.

         11.      RETURNED CHECKS.

                  In the event that Countrywide is notified by the Trust's Custodian that any check or other order for the payment of money is returned unpaid for any reason, Countrywide will:

                  A. Give prompt notification to the Trust of the non-payment of said check;

                  B. In the absence of other instructions from the Trust or the Underwriter, take such steps as may be necessary to redeem any shares purchased on the basis of such returned check and cause the proceeds of such redemption plus any dividends declared with respect to such shares to be credited to the account of the Trust and to request the Trust's Custodian to forward such returned check to the person who originally submitted the check; and

                  C. Notify the Trust of such actions and correct the Trust's records maintained by Countrywide pursuant to this Agreement.

         12.      DIVIDENDS AND DISTRIBUTIONS.

                  The Trust shall furnish Countrywide with appropriate evidence of trustee action authorizing the declaration of dividends and other distributions. Countrywide shall establish procedures in accordance with the Trust's then current prospectus and statement of additional information and with other authorized actions of the Trust's Board of Trustees under which it will have available from the Custodian or the Trust any required information for each dividend and other distribution. After deducting any amount required to be withheld by any applicable laws, Countrywide shall, as agent for each shareholder who so requests, invest the dividends and other distributions in full and fractional shares in accordance with the Trust's then current prospectus and statement of additional information. If a shareholder has elected to receive dividends or other distributions in cash, then Countrywide shall disburse dividends to shareholders of record in accordance with the Trust's then current prospectus and statement of additional information. Countrywide shall, on or before the mailing date of such checks, notify the Trust and the Custodian of the estimated amount of cash required to pay such dividend or distribution, and the Trust shall instruct the Custodian to make available sufficient funds therefor in the appropriate account of the Trust. Countrywide shall mail to the shareholders periodic statements, as requested by the Trust, showing the number of full and fractional shares and the net asset value per share of shares so credited. When requested by the Trust, Countrywide shall prepare and file with the Internal Revenue Service, and when required, shall address and mail to shareholders, such returns and information relating to dividends and distributions paid by the Trust as are required to be so prepared, filed and mailed by applicable laws, rules and regulations.

         13.      UNCLAIMED DIVIDENDS AND UNCLAIMED REDEMPTION PROCEEDS.

                  Countrywide shall, at least annually, furnish in writing to the Trust the names and addresses, as shown in the shareholder accounts maintained by Countrywide, of all shareholders for which there are, as of the end of the calendar year, dividends, distributions or redemption proceeds for which checks or share certificates mailed in payment of distributions have been returned. Countrywide shall use its best efforts to contact the shareholders affected and to follow any other written instructions received from the Trust concerning the disposition of any such unclaimed dividends, distributions or redemption proceeds.

         14.      REDEMPTIONS AND EXCHANGES.

                  A. Countrywide shall process, in accordance with the Trust's then current prospectus and statement of additional information, each order for the redemption of shares accepted by Countrywide. Upon its approval of such redemption transactions, Countrywide, if requested by the Trust, shall mail to the shareholder and/or dealer of record a confirmation showing trade date, number of full and fractional shares redeemed, the price per share and the total redemption proceeds. For each such redemption, Countrywide shall either: (a) prepare checks in the appropriate amounts for approval and verification by the Trust and signature by an authorized officer of Countrywide and mail the checks to the appropriate person, or (b) in the event redemption proceeds are to be wired through the Federal Reserve Wire System or by bank wire, cause such proceeds to be wired in federal funds to the bank account designated by the shareholder, or (c) effectuate such other redemption procedures which are authorized by the Trust's Board of Trustees or its then current prospectus and statement of additional information. The requirements as to instruments of transfer and other documentation, the applicable redemption price and the time of payment shall be as provided in the then current prospectus and statement of additional information, subject to such supplemental instructions as may be furnished by the Trust and accepted by Countrywide. If Countrywide or the Trust determines that a request for redemption does not comply with the requirements for redemptions, Countrywide shall promptly notify the shareholder indicating the reason therefor.

                  B. If shares of the Trust are eligible for exchange with shares of any other investment company, Countrywide, in accordance with the then current prospectus and statement of additional information and exchange rules of the Trust and such other investment company, or such other investment company's transfer agent, shall review and approve all exchange requests and shall, on behalf of the Trust's shareholders, process such approved exchange requests.

                  C. Countrywide shall notify the Trust, the Custodian and the Underwriter on each business day of the amount of cash required to meet payments made pursuant to the provisions of this Paragraph, and, on the basis of such notice, the Trust shall instruct the Custodian to make available from time to time sufficient funds therefor in the appropriate account of the Trust. Procedures for effecting redemption orders accepted from shareholders or dealers of record by telephone or other methods shall be established by mutual agreement between Countrywide and the Trust consistent with the then current prospectus and statement of additional information.

                  D. The authority of Countrywide to perform its responsibilities under Paragraph 10, Paragraph 12, and this Paragraph 14 shall be suspended with respect to any series of the Trust upon receipt of notification by it of the suspension of the determination of such series' net asset value.

         15.      WIRE-ORDER PURCHASES.

                  Countrywide will send confirmations to the dealers of record containing all details of the wire-order purchases placed by each such dealer by the close of business on the business day following receipt of such orders by Countrywide or the Underwriter, with copies to the Underwriter. Upon receipt of any check drawn or endorsed to the Trust (or Countrywide, as agent) or otherwise identified as being payment of an outstanding wire- order, Countrywide will stamp said check with the date of its receipt and deposit the amount represented by such check to Countrywide's deposit accounts maintained with the Custodian. Countrywide will cause the Custodian to transfer federal funds in an amount equal to the net asset value of the shares so purchased to the Trust's account with the Custodian, and will notify the Trust and the Underwriter before noon of each business day of the total amount deposited in the Trust's deposit accounts, and in the event that payment for a purchase order is not received by Countrywide or the Custodian on the tenth business day following receipt of the order, prepare an NASD "notice of failure of dealer to make payment" and forward such notification to the Underwriter.

         16.      OTHER PLANS.

                  Countrywide will process such accumulation plans, automatic withdrawal plans, group programs and other plans or programs for investing in shares of the Trust as are now provided for in the Trust's current prospectus and statement of additional information and will act as plan agent for shareholders pursuant to the terms of such plans and programs duly executed by such shareholders.

         17.      RECORDKEEPING AND OTHER INFORMATION.

                  Countrywide shall create and maintain all records required by applicable laws, rules and regulations, including but not limited to records required by Section 31(a) of the 1940 Act and the rules thereunder, as the same may be amended from time to time, pertaining to the various functions performed by it and not otherwise created and maintained by another party pursuant to contract with the Trust. All such records shall be the property of the Trust at all times and shall be available for inspection and use by the Trust. Where applicable, such records shall be maintained by Countrywide for the periods and in the places required by Rule 31a-2 under the 1940 Act. The retention of such records shall be at the expense of the Trust. Countrywide shall make available during regular business hours all records and other data created and maintained pursuant to this Agreement for reasonable audit and inspection by the Trust, or any regulatory agency having authority over the Trust.

         18.      SHAREHOLDER RECORDS.

                  Countrywide shall maintain records for each shareholder account showing the following:

         A.       Names, addresses and tax identifying numbers;

         B.       Name of the dealer of record, if any;

         C.       Number of shares held of each series;

         D. Historical information regarding the account of each shareholder, including dividends and distributions in cash or invested in shares;

         E. Information with respect to the source of all dividends and distributions allocated among income, realized short-term gains and realized long-term gains;

         F. Any instructions from a shareholder including all forms furnished by the Trust and executed by a shareholder with respect to (i) dividend or distribution elections and (ii) elections with respect to payment options in connection with the redemption of shares;

         G. Any correspondence relating to the current maintenance of a shareholder's account;

         H. Certificate numbers and denominations for any shareholder holding certificates;

         I. Any stop or restraining order placed against a shareholder's account;

         J. Information with respect to withholding in the case of a foreign account or any other account for which withholding is required by the Internal Revenue Code of 1986, as amended; and

         K. Any information required in order for Countrywide to perform the calculations contemplated under this Agreement.

         19.      TAX RETURNS AND REPORTS.

                  Countrywide will prepare in the appropriate form, file with the Internal Revenue Service and appropriate state agencies and, if required, mail to shareholders of the Trust such returns for reporting dividends and distributions paid by the Trust as are required to be so prepared, filed and mailed and shall withhold such sums as are required to be withheld under applicable federal and state income tax laws, rules and regulations.

         20.      FORM N-SAR.

                  Countrywide shall maintain such records within its control and shall be requested by the Trust to assist the Trust in fulfilling the requirements of Form N-SAR.

         21.      OTHER INFORMATION TO THE TRUST.

                  Subject to such instructions, verification and approval of the Custodian and the Trust as shall be required by any agreement or applicable law, Countrywide will also maintain such records as shall be necessary to furnish to the Trust the following: annual shareholder meeting lists, proxy lists and mailing materials, shareholder reports and confirmations and checks for disbursing redemption proceeds, dividends and other distributions or expense disbursements.

         22.      COOPERATION WITH ACCOUNTANTS.

                  Countrywide shall cooperate with the Trust's independent public accountants and shall take all reasonable action in the performance of its obligations under this Agreement to assure that the necessary information is made available to such accountants for the expression of their unqualified opinion where required for any document for the Trust.

         23.      SHAREHOLDER SERVICE AND CORRESPONDENCE.

                  Countrywide will provide and maintain adequate personnel, records and equipment to receive and answer all shareholder and dealer inquiries relating to account status, share purchases, redemptions and exchanges and other investment plans available to Trust shareholders. Countrywide will answer written correspondence from shareholders relating to their share accounts and such other written or oral inquiries as may from time to time be mutually agreed upon, and Countrywide will notify the Trust of any correspondence or inquiries which may require an answer from the Trust.

         24.      PROXIES.

                  Countrywide shall assist the Trust in the mailing of proxy cards and other material in connection with shareholder meetings of the Trust, shall receive, examine and tabulate returned proxies and shall, if requested by the Trust, provide at least one inspector of election to attend and participate as required by law in shareholder meetings of the Trust.

         25.      FURTHER ACTIONS.

                  Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

         26.      COMPENSATION.

                  For the performance of Countrywide's obligations under this Agreement, each series of the Trust shall pay Countrywide, on the first business day following the end of each month, a monthly fee calculated at an annual rate as a percentage of the Fund's average daily net assets according to the following schedule:

         Percentage Rate                           Average Daily Net Assets

                 .22%                                First $  25,000,000
                 .20%                                Next     75,000,000
                 .15%                                Over    100,000,000

The monthly fee for each series is subject to a $6,000 minimum charge. Countrywide shall not be required to reimburse the Trust or the Trust's investment adviser for (or have deducted from its fees) any expenses in excess of expense limitations imposed by certain state securities commissions having jurisdiction over the Trust. The Trust shall promptly reimburse Countrywide for any out-of-pocket expenses and advances which are to be paid by the Trust in accordance with Paragraph 27.

         27.      EXPENSES.

                  Countrywide shall furnish, at its expense and without cost to the Trust (i) the services of its personnel to the extent that such services are required to carry out its obligations under this Agreement and (ii) use of data processing equipment. All costs and expenses not expressly assumed by Countrywide under this Paragraph 27 shall be paid by the Trust, including, but not limited to, costs and expenses of officers and employees of Countrywide in attending meetings of the Board of Trustees and shareholders of the Trust, as well as costs and expenses for postage, envelopes, checks, drafts, continuous forms, reports, communications, statements and other materials, telephone, telegraph and remote transmission lines, use of outside pricing services, use of outside mailing firms, necessary outside record storage, media for storage of records (e.g., microfilm, microfiche, computer tapes), printing, confirmations and any other shareholder correspondence and any and all assessments, taxes or levies assessed on Countrywide for services provided under this Agreement. Postage for mailings of dividends, proxies, reports and other mailings to all shareholders shall be advanced to Countrywide three business days prior to the mailing date of such materials.

         28.      REFERENCES TO COUNTRYWIDE.

                  The Trust shall not circulate any printed matter which contains any reference to Countrywide without the prior written approval of Countrywide, excepting solely such printed matter as merely identifies Countrywide as Administrative Services Agent, Transfer, Shareholder Servicing and Dividend Disbursing Agent and Accounting Services Agent. The Trust will submit printed matter requiring approval to Countrywide in draft form, allowing sufficient time for review by Countrywide and its counsel prior to any deadline for printing.

         29.      EQUIPMENT FAILURES.

                  In the event of equipment failures beyond Countrywide's control, Countrywide shall take all steps necessary to minimize service interruptions but shall have no liability with respect thereto. Countrywide shall endeavor to enter into one or more agreements making provision for emergency use of electronic data processing equipment to the extent appropriate equipment is available.

         30.      INDEMNIFICATION OF COUNTRYWIDE.

         A. Countrywide may rely on information reasonably believed by it to be accurate and reliable. Except as may otherwise be required by the 1940 Act and the rules thereunder, neither

Countrywide nor its shareholders, officers, directors, employees, agents, control persons or affiliates of any thereof shall be subject to any liability for, or any damages, expenses or losses incurred by the Trust in connection with, any error of judgment, mistake of law, any act or omission connected with or arising out of any services rendered under or payments made pursuant to this Agreement or any other matter to which this Agreement relates, except by reason of willful misfeasance, bad faith or negligence on the part of any such persons in the performance of the duties of Countrywide under this Agreement or by reason of reckless disregard by any of such persons of the obligations and duties of Countrywide under this Agreement.

         B. Notwithstanding any other provision of this Agreement, the Trust shall each indemnify and hold harmless Countrywide, its directors, officers, employees, shareholders, agents, control persons and affiliates from and against any and all claims, demands, expenses and liabilities (whether with or without basis in fact or law) of any and every nature which Countrywide may sustain or incur or which may be asserted against Countrywide by any person by reason of, or as a result of: (i) any action taken or omitted to be taken by Countrywide in good faith in reliance upon any certificate, instrument, order or share certificate believed by it to be genuine and to be signed, countersigned or executed by any duly authorized person, upon the oral instructions or written instructions of an authorized person of the Trust or upon the opinion of legal counsel for the Trust or its own counsel; or (ii) any action taken or omitted to be taken by Countrywide in connection with its appointment in good faith in reliance upon any law, act, regulation or interpretation of the same even though the same may thereafter have been altered, changed, amended or repealed. However, indemnification under this subparagraph shall not apply to actions or omissions of Countrywide or its directors, officers, employees, shareholders or agents in cases of its or their own negligence, willful misconduct, bad faith, or reckless disregard of its or their own duties hereunder.

         31.      TERMINATION

                  A. The provisions of this Agreement shall be effective on the date first above written, shall continue in effect for one year from that date and shall continue in force from year to year thereafter, but only so long as such continuance is approved (1) by Countrywide, (2) by vote, cast in person at a meeting called for the purpose, of a majority of the Trust's trustees who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of any such party, and (3) by vote of a majority of the Trust's Board of Trustees or a majority of the Trust's outstanding voting securities.

                  B. Either party may terminate this Agreement on any date by giving the other party at least sixty (60) days' prior written notice of such termination specifying the date fixed therefor. Upon termination of this Agreement, the Trust shall pay to Countrywide such compensation as may be due as of the date of such termination, and shall likewise reimburse Countrywide for any out-of-pocket expenses and disbursements reasonably incurred by Countrywide to such date.

                  C. In the event that in connection with the termination of this Agreement a successor to any of Countrywide's duties or responsibilities under this Agreement is designated by the Trust by written notice to Countrywide, Countrywide shall, promptly upon such termination and at the expense of the Trust, transfer all records maintained by Countrywide under this Agreement and shall cooperate in the transfer of such duties and responsibilities, including provision for assistance from Countrywide's cognizant personnel in the establishment of books, records and other data by such successor.

         32.      SERVICES FOR OTHERS.

                  Nothing in this Agreement shall prevent Countrywide or any affiliated person (as defined in the 1940 Act) of Countrywide from providing services for any other person, firm or corporation (including other investment companies); provided, however, that Countrywide expressly represents that it will undertake no activities which, in its judgment, will adversely affect the performance of its obligations to the Trust under this Agreement.

         33.      COMPLIANCE WITH GOVERNMENTAL RULES AND REGULATIONS.

                  The parties hereto acknowledge and agree that nothing contained herein shall be construed to require Countrywide to perform any services for the Trust which services could cause Countrywide to be deemed an "investment adviser" of the Trust within the meaning of Section 2(a)(20) of the 1940 Act or to supersede or contravene the Trust's prospectus or statement of additional information or any provisions of the 1940 Act and the rules thereunder. Except as otherwise provided in this Agreement and except for the accuracy of information furnished to it by Countrywide, the Trust assumes full responsibility for complying with all applicable requirements of the 1940 Act, the Securities Act of 1933, as amended, and any other laws, rules and regulations of governmental authorities having jurisdiction.

         34.      LIMITATION OF LIABILITY.

                  It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the

Trust, personally, but bind only the trust property of the Trust. The execution and delivery of this Agreement have been authorized by the Trustees of the Trust and signed by an officer of the Trust, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust.

         35.      SEVERABILITY.

                  In the event any provision of this Agreement is determined to be void or unenforceable, such determination shall not affect the remainder of this Agreement, which shall continue to be in force.

         36.      QUESTIONS OF INTERPRETATION.

                  This Agreement shall be governed by the laws of the State of Ohio. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States Courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC issued pursuant to said 1940 Act. In addition, where the effect of a requirement of the 1940 Act, reflected in any provision of this Agreement, is revised by rule, regulation or order of the SEC, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

         37.      NOTICES.

                  All notices, requests, consents and other communications required or permitted under this Agreement shall be in writing (including telex and telegraphic communication) and shall be (as elected by the person giving such notice) hand delivered by messenger or courier service, telecommunicated, or mailed (airmail if international) by registered or certified mail (postage prepaid), return receipt requested, addressed to:

         To the Trust:                      Schwartz Investment Trust
                                            3707 W. Maple Road
                                            Bloomfield Hills, Michigan 48301
                                            Attention: George P. Schwartz

         To Countrywide:                    Countrywide Fund Services, Inc.
                                            312 Walnut Street, 21st Floor
                                            Cincinnati, Ohio 45202
                                            Attention: Robert G. Dorsey
or to such other address as any party may designate by notice complying with the terms of this Section 37. Each such notice shall be deemed delivered (a) on the date delivered if by personal delivery; (b) on the date telecommunicated if by telegraph; (c) on the date of transmission with confirmed answer back if by telex, telefax or other telegraphic method; and (d) on the date upon which the return receipt is signed or delivery is refused or the notice is designated by the postal authorities as not deliverable, as the case may be, if mailed.

         38.      CONFIDENTIALITY.

                  A. All information furnished to Countrywide or its representatives by the Trust, including without limitation all names, addresses, telephone numbers and other information of customers and prospective customers, and whether furnished before or after the date hereof (the "Information"), will be kept confidential by Countrywide and/or its representatives, and will not, except to the extent necessary in order to carry out Countrywide's responsibilities and obligations under this Agreement, be disclosed by Countrywide or any of its representatives and will not be used by Countrywide or any of its representatives for any purpose other than fulfilling Countrywide's responsibilities and obligations under this Agreement. The term "representatives" as used herein shall include Countrywide's affiliates, and Countrywide and its affiliates' respective officers, directors, employees, agents, and controlling persons. Countrywide acknowledges and agrees that any information supplied to Countrywide by a customer or potential customer of the Trust as a result of discussions, solicitations, or communications between the Trust and said customer or potential customer shall constitute "Information" for the purposes hereof. Countrywide shall be permitted to transmit the Information only to those of its representatives who need to know the Information for the purpose of assisting Countrywide in fulfilling its responsibilities and obligations under this Agreement, who are informed by Countrywide of the confidential nature of the Information and who have agreed in writing to keep the Information confidential on the same terms as if such representatives were signatories hereto. Copies of all agreements by which Countrywide's representatives have agreed to keep the Information confidential shall be delivered by Countrywide to the Trust promptly after execution thereof. In any event Countrywide shall be responsible for the breach of this Agreement by its representatives.

         B. In the event that Countrywide or its representatives is requested or becomes legally compelled to disclose any of the Information, said party agrees to provide the Trust with prompt written notice so that the Trust may seek (with Countrywide's and/or its representatives' cooperation, if so requested by the

Trust) a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained, or that the Trust waives compliance with these confidentiality provisions, Countrywide and its representatives agree to furnish only that portion of the Information which in the reasonable opinion of its counsel is legally required and will use its best efforts to obtain reliable assurance that confidential treatment will be accorded the Information.

         C. The term "Information" as used herein shall not include matters which (i) are or become generally available to the public other than as a result of a disclosure by Countrywide or its representatives, or (ii) were know to Countrywide on a non- confidential basis prior to its disclosure to Countrywide by the Trust.

         D. The Trust shall be entitled to injunctive relief to prevent breaches of Countrywide's confidentiality obligations hereunder and to specifically enforce the terms hereof in addition to any other remedy to which the Trust or the Company may be entitled at law or in equity.

         E. The confidentiality provisions of this Agreement shall survive the termination of this Agreement.

         39.      AMENDMENT.

                  This Agreement may not be amended or modified except by a written agreement executed by both parties.

         40.      GOVERNING LAW.

                  This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.

         41.      BINDING EFFECT.

                  Each of the undersigned expressly warrants and represents that he has the full power and authority to sign this Agreement on behalf of the party indicated, and that his signature will operate to bind the party indicated to the foregoing terms.

         42.      COUNTERPARTS.

                  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         43.      FORCE MAJEURE.

                  If Countrywide shall be delayed in its performance of services or prevented entirely or in part from performing services due to causes or events beyond its control, including and without limitation, acts of God, interruption of power or other utility, transportation or communication services, acts of civil or military authority, sabotages, national emergencies, explosion, flood, accident, earthquake or other catastrophe, fire, strike or other labor problems, legal action, present or future law, governmental order, rule or regulation, or shortages of suitable parts, materials, labor or transportation, such delay or non-performance shall be excused and a reasonable time for performance in connection with this Agreement shall be extended to include the period of such delay or non-performance.

         44.      MISCELLANEOUS.

                  The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                               SCHWARTZ INVESTMENT TRUST


                                               By:__________________________
                                               Its: President



                                               COUNTRYWIDE FUND SERVICES, INC.


                                               By:____________________________
                                               Its: President